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                                                                      EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS:
(In thousands, except number of days and per share data)

       (A) Computation of the weighted average number of shares of common stock outstanding for the periods indicated:


               QUARTERS ENDED JANUARY 3, 2002 AND JANUARY 4, 2001
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                                                                             WEIGHTED
                             SHARES OF    NUMBER OF DAYS    NUMBER OF     NUMBER OF SHARES
                           COMMON STOCK    OUTSTANDING      SHARE DAYS       OUTSTANDING
                           ------------   --------------  --------------  -----------------
Quarter Ended January 3, 2002
-----------------------------
October 1 - January 3          7,065            95            671,157
Shares Issued                     16         Various              523
                               -----                          -------
                               7,081                          671,680          7,070
                               =====                          =======          =====


Quarter Ended January 4, 2001
-----------------------------
October 1 - January 4          7,027            96            674,631
Shares Issued                     13          Various             855
                               -----                          -------
                               7,040                          675,486          7,036
                               =====                          =======          =====
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       (B)  Computation of Earnings Per Share:

             Computation of earnings per share is net earnings divided by the weighted average number of shares of common stock outstanding for the periods indicated:

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                                                                         QUARTER ENDED
                                                             January 3,                January 4,
                                                                2002                      2001
                                                             ----------                -----------
Basic:
 Weighted average number of shares
  of common stock outstanding                                   7,070                     7,036
                                                               ------                    ------

 Net earnings                                                  $  110                    $  520
                                                               ------                    ------

 Net earnings per share                                        $ 0.02                    $ 0.07
                                                               ======                    ======


Assuming dilution:
 Weighted average number of shares
  of common stock outstanding                                   7,070                     7,036
 Net effect of dilutive stock
  options-not included if the
  effect was antidilutive                                         119                        32
                                                               ------                    ------
 Total                                                          7,189                     7,068
                                                               ------                    ------

 Net earnings                                                  $  110                    $  520
                                                               ------                    ------

 Net earnings per share                                        $ 0.02                    $ 0.07
                                                               ======                    ======
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